VEDDER PRICE (CA), LLP
Michael J. Quinn, Bar No. 198349
mquinn@vedderprice.com
Marie E. Christiansen, Bar No. 325352
mchristiansen@vedderprice.com
1925 Century Park East, Suite 1900
Los Angeles, California 90067
T: +1 424 204 7700
F: +1 424 204 7702

Attorneys for the Board Defendants

UNITED STATES DISTRICT COURT

CENTRAL DISTRICT OF CALIFORNIA

WESTERN DIVISION

WEIRD SCIENCE LLC and WILLIAM ANDERSON WITTEKIND, derivatively on behalf of RENOVARO BIOSCIENCES, INC., Plaintiffs, vs. SINDLEV, et al., Defendants.	Case No. 2:24-cv-00645-HDV-MRW Hon. Hernan D. Vera **BOARD DEFENDANTS' NOTICE OF MOTION AND MOTION FOR SANCTIONS AGAINST PLAINTIFFS AND PLAINTIFFS' COUNSEL; MEMORANDUM OF POINTS AND AUTHORITIES** [Filed concurrently with Declaration of Mark Dybul, Declaration of Michael J. Quinn, Proposed Order and Request for Judicial Notice] Date: April 25, 2024 Time: 10:00 a.m. Courtroom: 5B

NOTICE OF MOTION

TO THE COURT, ALL PARTIES AND THEIR ATTORNEYS OF RECORD:

PLEASE TAKE NOTICE, that on April 25, 2024, at 10:00 a.m., or as soon thereafter as the matter may be heard in Courtroom 5B of the above-captioned Court, located at 350 West First Street, Los Angeles, California, 90012, Defendants Rene Sindlev, Mark Dybul, Gregg Alton, Carol Brosgart, Henrik Grønfeldt-Sørensen, James Sapirstein, and Jayne McNicol, (collectively, the "Board Defendants") will and hereby do move the Court for sanctions against Plaintiffs Weird Science LLC ("Weird Science") and William Anderson Wittekind ("Wittekind," and together with Weird Science, "Plaintiffs") pursuant to Rule 11 of the Federal Rules of Civil Procedure and, in the alternative, under the Court's inherent power, due to their improper filing of the instant civil action and their improper *ex parte* application for a temporary restraining order. Such sanctions shall include, without limitation, striking Plaintiffs' complaint and dismissing this action; a nonmonetary directive to Plaintiffs to refrain from filing additional improper complaints; ordering Plaintiffs and their counsel to pay a monetary penalty to the Court; and ordering Plaintiffs and their counsel to pay the Board Defendants their reasonable attorneys' fees and costs incurred as a result of Plaintiffs' improper filings.

This motion is made following the conference of counsel pursuant to L.R. 7-3 which took place on February 9, 2024.

Prior to preparing this motion, the Board Defendants' counsel sent an email to Plaintiffs' counsel of record on January 25, 2024 wherein he (i) informed her that the Board Defendants were considering bringing this motion for sanctions; (ii) summarized the grounds for such motion; and (iii) asked her to consider voluntarily dismissing her complaint, thereby avoiding the need for such motion. Plaintiffs' counsel acknowledged receipt of that email, but did not provide any substantive

response to the request for dismissal, despite the passage of well over a week.

Thus, the Board Defendants' counsel prepared these motion papers and served them on Plaintiffs' counsel on February 6, 2024. The Board Defendants' counsel and Plaintiffs' counsel then met and conferred on February 9, 2024 to discuss the substance of the motion and potential resolution, but no resolution was reached. At least 21 days have passed since service of these papers on Plaintiffs' counsel, with Plaintiffs having failed to withdraw their improper complaint as of the time of this filing.

The motion is based upon this Notice of Motion and Motion, Memorandum of Points and Authorities, Declaration of Michael J. Quinn, Declaration of Dr. Mark Dybul, the Request for Judicial Notice filed concurrently herewith, all pleadings, papers and records on file with the Court in this action, and all other such argument and evidence as may be presented to the Court in connection with the Motion.

Dated: March 7, 2024 VEDDER PRICE (CA), LLP

By: */s/ Michael J. Quinn*
Michael J. Quinn
Marie E. Christiansen

Attorneys for Board Defendants

TABLE OF CONTENTS

TABLE OF AUTHORITIES

Page(s)

Cases

Statutes

Other Authorities

MEMORANDUM OF POINTS AND AUTHORITIES

Defendants Rene Sindlev, Mark Dybul, Gregg Alton, Carol Brosgart, Henrik Grønfeldt-Sørensen, James Sapirstein, and Jayne McNicol, (collectively, the "Board Defendants") respectfully submit this memorandum of points and authorities in support of their motion for sanctions pursuant to Fed. R. Civ. P. 11 against Plaintiffs Weird Science LLC ("Weird Science") and William Anderson Wittekind ("Wittekind," and together with Weird Science, "Plaintiffs").

I. INTRODUCTION

The Court has already seen a preview of the multiple, bright-line legal defects that preclude this purported shareholders derivative suit. The Board Defendants briefed those issues in opposition to Plaintiffs' day-one *ex parte* application. Specifically:

(i) Plaintiffs made a pre-suit demand on the board of directors of nominal defendant Renovaro Biosciences Inc. ("Renovaro"), and almost immediately thereafter filed this action on the basis of "demand futility" allegations—a tactic that has been expressly rejected as a matter of law by the Delaware Supreme Court (whose holdings govern the viability of Plaintiffs' purported derivative claims);

(ii) Plaintiffs here are legally disqualified from serving as derivative plaintiffs, suing "for the benefit" of Renovaro as its fiduciary, given the multiple pending civil actions in other courts wherein Plaintiffs are *adverse* to Renovaro, and have asserted claims *against* Renovaro; and

(iii) Plaintiffs deliberately filed this action in a court where both jurisdiction and venue are lacking, due to a contractual forum-selection clause requiring that any such litigation be filed in courts located in Delaware—and, moreover, failed even to *mention* to this Court that Plaintiffs, themselves, filed a civil action in the Delaware Court of Chancery six months ago against many of these same defendants, asserting many of the same allegations and theories, in violation of Plaintiffs' obligations under Local Rule 83-1.4 (requiring plaintiff to file "Notice of Pendency of Other Actions or Proceedings" concurrently with complaint) and Rule 3.3(d) of the California Rules of Professional Conduct (imposing heightened duty of candor upon lawyer moving for *ex parte* relief).

When the dust settled after the denial of Plaintiffs' ill-fated *ex parte* application, the Board Defendants' counsel promptly reached out to Plaintiffs'

counsel to meet and confer, in an effort to persuade her to dismiss this legally and factually baseless action, and advised her that the Board Defendants would seek sanctions if she and her clients insisted on maintaining it. Plaintiffs failed and refused to dismiss their complaint. Thus, the Board Defendants prepared these formal motion papers, served them on Plaintiffs' counsel, and waited the requisite 21 days. Still, Plaintiffs have failed and refused to withdraw their incurably and fatally flawed pleading.

As detailed herein, *any one* of the above three legal defects, alone, warrants the imposition of sanctions on Plaintiffs and their counsel under Rule 11—even *before* considering the factual deficiencies in Plaintiffs' allegations. Moreover, Plaintiffs and their lawyers were well aware of these matters *before* they filed suit, and in any event have had ample opportunity to reconsider the continued pursuit of it in the many weeks since. Their insistence on maintaining this action under these circumstances clearly warrants the imposition of sanctions on Plaintiffs and their counsel, and the Court should grant this motion accordingly.

II. RELEVANT BACKGROUND AND PROCEDURAL HISTORY

Plaintiffs filed this purported shareholders derivative suit on January 23, 2024, at approximately 6:00 p.m. Their complaint names various defendants, including directors, officers and investors of Renovaro, a publicly traded company listed on the NASDAQ stock exchange, and naming Renovaro, itself, as a nominal defendant. Concurrently with their complaint (after business hours), Plaintiffs filed an *ex parte* application for a temporary restraining order, seeking to enjoin a Renovaro shareholder meeting set to occur less than two days later, the morning of January 25, 2024—a meeting of which Plaintiffs were aware as early as September 29, 2023, and which had been duly noticed weeks in advance, on January 3, 2024. After filing their complaint and *ex parte* application on the evening of January 23, Plaintiffs' counsel contacted the Court's chambers the following morning and requested a same-day

hearing on their application. The Court accommodated Plaintiffs, setting a 3:00 p.m. hearing on January 24 (which left the Board Defendants mere hours to finalize and file a response to Plaintiffs' *ex parte* application).

Following the hearing, the Court denied Plaintiffs' *ex parte* application by way of a written order. In that order, the Court took note of the several bright-line, legal defects of Plaintiffs' claims that the Board Defendants had briefed in opposition to the *ex parte* application. Specifically, the Court observed, *inter alia*:

> Although the Court makes no specific findings adverse to Plaintiffs on these issues, the Court is unconvinced that Plaintiffs can fairly represent the interests of Renovaro shareholders whilst in active litigation against Renovaro elsewhere, that the case should continue in federal court under the *Colorado River* doctrine, that Plaintiffs did not waive their right to assert a demand futility theory by making a pre-suit demand upon the Board three days before filing suit, or that this forum is appropriate given the forum selection clause in Plaintiff Weird Science's 2018 Merger Agreement through which it obtained its Renovaro stock.

(Dkt. # 12)[1]

Despite these observations by the Court, the detailed briefing on these issues submitted by the Board Defendants, and the Board Defendants' meet-and-confer communications with Plaintiffs' counsel beginning on January 26, 2024, requesting that she withdraw the legally and factually baseless complaint and advising that the Board Defendants intended to pursue Rule 11 sanctions if she did not, Plaintiffs and their counsel have insisted on maintaining this action. (*See* Quinn Decl., ¶¶ 2-3, Ex. A.)

The Board Defendants thus prepared and served upon Plaintiffs' counsel the instant motion papers on February 6, 2024. (Quinn Decl., ¶ 4, Ex. B.) After expiration of the twenty-one day safe harbor, Plaintiffs still have failed and refused

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[1] Likewise, "On the merits, the Court [was] similarly unconvinced on this sparse evidentiary record that material statements were omitted from the Proxy Statement sufficient to warrant the relief requested." (Dkt. #12.)

to withdraw their complaint. (*Id.*) The Board Defendants thus filed the instant motion for sanctions.

III. THE LEGAL STANDARDS GOVERNING RULE 11 SANCTIONS

Under Rule 11(b) of the Federal Rules of Civil Procedure, an attorney's filing of any complaint, motion, or other document constitutes a representation to the Court that:

> (1) it is not being presented for any improper purpose, such as to harass, cause unnecessary delay, or needlessly increase the cost of litigation;
>
> (2) the claims, defenses, and other legal contentions are warranted by existing law or by a nonfrivolous argument for extending, modifying, or reversing existing law or for establishing new law; [and]
>
> (3) the factual contentions have evidentiary support or, if specifically so identified, will likely have evidentiary support after a reasonable opportunity for further investigation or discovery . . . .

Fed. R. Civ. P. 11(b).

In short, Rule 11 imposes a duty upon those who sign pleadings "to certify by their signature that (1) they have read the pleadings or motions they file and (2) the pleading or motion is 'well-grounded in fact,' has a colorable basis in law, and is not filed for an improper purpose." *Smith v. Ricks*, 31 F.3d 1478, 1488 (9th Cir. 1994).

Importantly, and as the Ninth Circuit has repeatedly observed, "[t]he attorney has a duty prior to filing a complaint not only to conduct a reasonable factual investigation, *but also to perform adequate legal research that confirms whether the theoretical underpinnings of the complaint are 'warranted by existing law* or a good faith argument for an extension, modification or reversal of existing law.'" *Christian v. Mattel, Inc.*, 286 F.3d 1118, 1127 (9th Cir. 2002) (emphasis added) (quoting *Golden Eagle Distrib. Corp. v. Burroughs Corp.*, 801 F.2d 1531, 1537 (9th Cir. 1986)); *see also Trump v. Clinton*, 640 F. Supp. 3d 1321, 1329 (S.D. Fla. 2022) ("Rule 11 sanctions are also warranted when a plaintiff's legal theories have no

reasonable chance of success and cannot be advanced as a reasonable argument to change existing law.") (citing *Massengale v. Ray*, 267 F.3d 1298, 1301 (11th Cir. 2001)).

Additionally, where (as here) the plaintiffs have included one or more claims under the Securities Exchange Act of 1934,[2] the Private Securities Litigation Reform Act ("PSLRA" or "Reform Act") *requires* a court to make specific findings regarding compliance with Rule 11, and to impose sanctions for any violations of Rule 11 upon conclusion of the case. 15 U.S.C. § 78u-4(c). Such sanctions presumptively include the award of attorneys' fees and costs. 15 U.S.C. § 78u-4(c)(3). "The ultimate and practical effect of this provision of the Reform Act is that the 21-day safe harbor no longer applies to federal securities actions brought under the Reform Act. When there is no safe harbor, 'a violation of Rule 11 is complete when the paper is filed.'" *Smith v. Smith*, 184 F.R.D. 420, 422 (S.D. Fla. 1998) (quoting *Cooter & Gell v. Hartmarx Corp.*, 496 U.S. 384, 395 (1990)).

Rule 11(c) authorizes a District Court to impose sanctions upon attorneys or the parties they represent for violation of Rule 11(b). *See, e.g., Pan-Pacific & Low Ball Cable Tel. Co. v. Pacific Union Co.*, 987 F.2d 594, 596-97 (9th Cir. 1993); Fed. R. Civ. P. 11(c)(1). It is well-established that Rule 11 sanctions are appropriate "where it is shown that the Rule was violated as to a portion of a pleading, even though it was not violated as to other portions." *Patterson v. Aiken*, 841 F.2d 386, 387 (11th Cir. 1988); *see also Townsend v. Holman Consulting Corp.*, 929 F.2d 1358, 1363 (9th Cir. 1990); *Senese v. Chicago Area Int'l Bhd. of Teamsters Pension Fund*, 237 F.3d 819, 826 n.3 (7th Cir. 2001).

Sanctions may take the form of a penalty paid to the Court, an award to the opposing party of its reasonable attorneys' fees, the striking of pleadings, and/or other measures appropriate to deter the subject conduct. *See, e.g., Smith*, 31 F.3d at 1488

[2] The first three (of seven) causes of action in Plaintiffs' complaint are asserted under the Securities Exchange Act of 1934. (*See* Complaint (Dkt. #1), pp. 83-89.)

(citing *Cooter & Gell v. Hartmarx Corp.*, 496 U.S. 384, 393 (1990)); Notes of Adv. Comm. to 1993 Amendment, 146 F.R.D. 401, 586.

IV. THE CONDUCT OF PLAINTIFFS AND THEIR COUNSEL VIOLATES RULE 11 IN MULTIPLE INDEPENDENT RESPECTS

As set forth below, this civil action is wholly improper, as a matter of law, for multiple bright-line reasons (even *before* considering the deficient nature of Plaintiffs' factual allegations).

A. Plaintiffs' Filing of This Derivative Action Under a "Demand Futility" Theory—Immediately *After* Having Made a Pre-Suit Demand on Renovaro's Board of Directors—is Directly at Odds with Longstanding Principles of Controlling Delaware Law

A fatal, threshold defect in Plaintiffs' entire case is their brazen violation of the fundamental precepts of Delaware law in filing this suit - namely, their eleventh-hour demand upon Renovaro's board of directors for "corrective action", followed almost immediately by this lawsuit alleging "demand futility." (*See* Compl., ¶¶ 111-113.)

As a preliminary matter, it is clear that Delaware law governs Plaintiffs' purported shareholders derivative claims. Renovaro is a corporation formed under the laws of Delaware, which Plaintiffs admit. (*See* Compl., ¶ 19 ("Renovaro is a Delaware Corporation").) Federal courts have long held that "[u]nder the 'internal affairs' doctrine, the law of the state of incorporation governs liabilities of officers or directors to the corporation and its shareholders." *In re Verisign, Inc. Derivative Litigation*, 531 F. Supp. 2d 1173, 1214 (N.D. Cal. 2007) (citing *Shaffer v. Heitner*, 433 U.S. 186, 215 n.44 (1977); *CTS Corp. v. Dynamics Corp. of America*, 481 U.S. 69, 89 (1987); *First Nat'l City Bank v. Banco Para El Comercio Exterior de Cuba*, 462 U.S. 611, 621 (1983)). "Internal corporate affairs involve those matters that are peculiar to the relationships among or between the corporation and its current

officers, directors, and shareholders." *In re Verisign*, 531 F. Supp. 2d at 1214 (citing *Edgar v. MITE Corp.*, 457 U.S. 624, 645 (1982)). California state courts, likewise, employ the internal affairs doctrine to determine which state's law governs disputes between and among a corporation and its directors, officers, and shareholders. *See, e.g., Voss v. Sutardjia*, No. 14-2523, 2015 WL 349444, at *6 (N.D. Cal. Jan. 26, 2015) ("To determine which jurisdiction's substantive law to apply in a shareholder derivative action, California courts look to the 'internal affairs doctrine.'") (citing *Vaughn v. LJ Int'l, Inc.*, 174 Cal. App. 4th 213, 222-27 (2009)).

As the Delaware Supreme Court has explained: "A basic principle of the General Corporation Law of the State of Delaware is that directors, rather than shareholders, manage the business and affairs of the corporation." *Spiegel v. Buntrock*, 571 A.2d 767, 773 (Del. 1990) (collecting cases). "The decision to bring a law suit or to refrain from litigating a claim on behalf of a corporation is a decision concerning the management of the corporation." *Id.* "Consequently, such decisions are part of the responsibility of the board of directors. 8 Del.C. § 141(a)." *Id.*

Under Delaware law, where, as here, a shareholder seeks to sue derivatively on behalf of a corporation, the shareholder must make a choice: either (1) the shareholder must make a pre-suit demand upon the corporation's board of directors, in which case it must await the board's decision—and any such decision is entitled to judicial deference under the "business judgment rule;" or (2) the shareholder must file suit and plead particularized facts showing why demand upon the board would have been futile. The shareholder cannot do *both*, as Plaintiffs here have done. This scenario was squarely addressed by the Delaware Court of Chancery in *Dahle v. Pope*, No. 2019-0136, 2020 WL 504982 (Del. Ch. Jan. 31, 2020):

> Delaware's common law of corporations makes it clear that when a stockholder makes a demand upon the company board to take legal action, she is ***conceding*** that the directors are able to bring their business judgment to bear to consider that demand. If the board fails to take the action demanded, and the stockholder then wishes to pursue the

> matter derivatively on behalf of the corporation, *she cannot successfully assert that the derivative action is justified because the board is unable to consider the matter free of disabling conflict; that is the very concession the stockholder is deemed to have made by making the demand in the first instance* …
>
> Under Delaware law, a stockholder plaintiff bringing a derivative suit has two options: make a pre-suit demand on the board, or plead demand futility. The pre-suit demand—if properly rejected—leads to a higher pleading burden. *These options are mutually exclusive: a stockholder is not permitted to have his cake and litigate it, too.*

Dahle, 2020 WL 504982, at *1-4 (emphasis added) (citing *Spiegel*, 571 A.2d at 777; *Busch ex rel. Richardson Elecs., Ltd. v. Richardson*, 2018 WL 5970776, at *8 (Del. Ch. Nov. 14, 2018); *Solak ex rel Ultragenyx Pharm. Inc. v. Welch*, 2019 WL 5588877 (Del. Ch. Oct. 30, 2019); *City of Tamarac Firefighters' Pension Tr. Fund v. Corvi*, 2019 WL 549938, at *6 (Del. Ch. Feb. 12, 2019)).

The *Dahle* court thus dismissed the action on the pleadings, given the plaintiff's attempt to file suit shortly after making a pre-suit demand for corrective action—which is exactly what Plaintiffs here have done. This is consistent with the Delaware Supreme Court's pronouncement that, "*[b]y electing to make a demand, a shareholder plaintiff tacitly concedes the independence of a majority of the board to respond.* Therefore, when a board refuses a demand, the only issues to be examined are the good faith and reasonableness of its investigation." *Spiegel*, 571 A.2d at 777 (emphasis added).

Here, Plaintiffs made a pre-suit demand upon the board on the afternoon of Friday, January 19, 2024—and concurrently sent a *draft complaint*, stating that they intended to file suit on Monday, January 22 (and indeed, proceeded to file the instant suit and an *ex parte* application on the evening of Tuesday, January 23). This, despite Plaintiffs' concession that, "*[o]ver the last 30 days*, we have worked exhaustively on preparing these filings." (*See* Maitia Decl. (Dkt. #2-1), ¶ 8.) As a matter of law, Plaintiffs' pre-suit demand constitutes a *binding admission* that the board is properly

situated to evaluate their purported concerns. *See Spiegel*, 571 A.2d at 777; *Dahle*, 2020 WL 504982, at *1-4. Yet, despite having been drafting their papers "over the last 30 days"—by their own admission—Plaintiffs waited until the eleventh hour to make their demand upon the board. As detailed above, Delaware law is clear that the board is entitled to (i) a reasonable opportunity to evaluate and investigate plaintiffs' concerns; and (ii) deference to its business judgment in the event that it declines to take the action demanded by the derivative plaintiff. Here, Plaintiffs civil action satisfies *neither* of these fundamental prerequisites to pursuing derivative relief.

As noted in Section III, above, in addition to requiring a reasonable *factual* investigation prior to filing suit, Rule 11 also requires "adequate legal research that confirms whether the theoretical underpinnings of the complaint are 'warranted by existing law or a good faith argument for an extension, modification or reversal of existing law.'" *Christian*, 286 F.3d at 1127 (quoting *Golden Eagle*, 801 F.2d at 1537); *see also Trump*, 640 F. Supp. 3d at 1329 ("Rule 11 sanctions are also warranted when a plaintiff's legal theories have no reasonable chance of success") (citing *Massengale*, 267 F.3d at 1301).

Accordingly, Plaintiffs' defiance of bedrock principles of Delaware law in filing this shareholders derivative suit warrants Rule 11 sanctions, and the Court should grant this motion for that reason, alone.

B. Plaintiffs Are Wholly Unsuitable To Serve as Derivative Plaintiffs Purportedly Suing "For the Benefit of" Renovaro—and Are Disqualified from Doing So—Given Their Ongoing Litigation Against Renovaro in Other Courts

Another threshold legal defect requiring dismissal of this case is that Plaintiffs are patently unsuitable derivative plaintiffs given their ongoing litigation against Renovaro, and thus not even legally permitted to *bring this action*—regardless of its merits. Moreover, as detailed below, Plaintiffs deliberately omitted any mention of

that other litigation in its filings before this court, in violation of their duty of candor to the Court and the Court's Local Rules.

A plaintiff who files a shareholder's derivative action is purporting to sue, in a fiduciary capacity, for the benefit of the *corporation*—not for their own benefit. As such, "[a] plaintiff in a shareholder derivative action owes the corporation his undivided loyalty. The plaintiff must not have ulterior motives and must not be pursuing an external personal agenda." *Smith v. Ayres*, 977 F.2d 946, 949 (5th Cir. 1992); *see also* Fed. R. Civ. P. 23.1(a) (a "derivative action may not be maintained if it appears that the plaintiff does not fairly and adequately represent the interests of shareholders or members who are similarly situated in enforcing the right of the corporation or association").

The archetypical example of a derivative plaintiff who *cannot* serve as a fiduciary with undivided loyalty to the corporation is a plaintiff who is concurrently engaged in other litigation *adverse* to the corporation. *See, e.g., Hornreich v. Plant Indus., Inc.*, 535 F.2d 550, 551 (9th Cir. 1976) (affirming pleading-stage dismissal of shareholder's derivative suit based upon, *inter alia*, "the fact that at the time the motion [to dismiss] was heard [the shareholder] was engaged in two pending actions against [the corporation]"). Indeed, "[t]he plaintiff will not fairly and adequately protect other shareholders if the plaintiff is involved in other litigation against the corporation, and the derivative suit was brought to increase plaintiff's leverage in those other cases." 5 *Moore's* Fed. Prac. – Civ. § 23.1.09[5][b] (collecting cases).

Here, Plaintiffs are anything but "fair and adequate" representatives—as is demonstrated by, *inter alia*, the multiplicity of claims currently pending between Plaintiffs and Renovaro in the Delaware Court of Chancery, as well as in Los Angeles Superior Court.

Purported derivative plaintiff Wittekind, his husband Serhat Gumrukcu ("Gumrukcu"), and various companies under their control have defrauded Renovaro

of millions of dollars and since October 2022 have been defendants in a civil action brought by Renovaro to recover its damages, currently pending in Los Angeles County Superior Court styled *Enochian Biosciences, Inc. v. Gumrukcu, et al.*, Case No. 22STCV34071 (the "LASC Action"). (*See* Request for Judicial Notice ("RJN") Ex. A, First Amended Complaint filed in LASC Action.) Additionally, in that same LASC Action, two of the named entity defendants (owned and controlled by Wittekind and/or Gumrukcu) have filed a cross-complaint against Renovaro seeking declaratory relief.[3] (*See* RJN Ex. B, Cross-Complaint.)

In addition, since June 2023, the purported derivative Plaintiffs in this case have been pursuing a civil action against Renovaro and other defendants (many of whom are also named defendants in this action) in the Delaware Court of Chancery, styled *Weird Science LLC, et al. v. Renovaro Biosciences, Inc., et al.*, Case No. 2023-0599-MTZ (the "Delaware Action"). The Delaware action is premised on the same baseless speculation and theories asserted in this action. In their initial complaint in the Delaware Action filed on June 7, 2023, Weird Science and Wittekind asserted claims against Renovaro for breach of an Investor Rights Agreement ("IRA") entered into in connection with the 2018 Merger Transaction. (*See* RJN Ex. C, Verified Complaint, Delaware Action.) Rather than respond to Renovaro's argument that the unambiguous terms of the IRA and related documents precluded their claims (which they do), on December 4, 2023 Weird Science and Wittekind filed a First Amended Complaint in the Delaware Action expanding their claims against Renovaro to include as defendants Sindlev, Abildgaard, K&L Gates, and others – who are also defendants in this action. (*See generally* RJN Ex. D, Delaware Action FAC.) In addition to the breach of contract claim, Weird Science and Wittekind assert claims for fraud, tortious interference with a contract, breach of fiduciary duty, fraudulent transfer, and declaratory relief.

[3] The cross-complaint is subject to a motion to strike. (*See* RJN Ex. C, Notice of Motion and Motion to Strike Portions of Cross-Complaint.)

The allegations in the Delaware Action, many of which are based "upon information and belief," overlap with the allegations that underlie Weird Science and Wittekind's theories in this action. (*Compare* Compl. ¶ 5 (alleging that "Renovaro's board of directors [] has engaged in a troubling pattern of authorizing transactions with insiders Rene Sindlev [], Sindlev's companies … Ole Abildgaard [], Abildgaard's company Paseco ApS [], and Lincoln Park Capital Fund LLC [] on terms grossly unfair to Renovaro and its stockholders"), *with* Delaware Action FAC ¶¶ 16-18, 121, 126 (substantially the same); *compare* Compl. ¶¶ 22, 59, 71 (alleging conflicts of interest between the Company, K&L Gates, and Lincoln Park), *with* Delaware Action FAC ¶¶ 10, 71, 76, 79, 122 (same); *compare* Compl. ¶ 12 (alleging Schedule 13D deficiencies on the part of RS Group and RS Bio), *with* Delaware Action FAC ¶ 94 (same); *compare* Compl. ¶¶ 40-42 (alleging exploitation of material non-public information by Sindlev and Abildgaard), *with* Delaware Action FAC ¶ 18 (same); *compare* Compl. ¶¶ 43-47, 58 (alleging misconduct by the Company with respect to the Lincoln Park ELOC transactions), *with* Delaware Action FAC ¶ 130-139 (same); Compl. ¶¶ 59, 71 (alleging breaches of fiduciary duty and conflicts of interest by K&L Gates), with Delaware Action FAC ¶¶ 10, 71, 76, 79, 122, 161-164 (same). Weird Science and Wittekind have yet to serve all of the Defendants in the Delaware Action, but Renovaro, K&L Gates, and others have notified Weird Science and Wittekind that they intend to move to dismiss the meritless claims asserted against them by way of the Delaware Action.

The similarities and overlap between this action and the Delaware Action merit the question of why Plaintiffs did not seek injunctive relief in the first-filed Delaware Action. The answer is simple: forum shopping.

In any event, the fact that Plaintiffs are already engaged in litigation *against* Renovaro on multiple fronts in their individual capacities renders them plainly unsuitable to serve as derivative plaintiffs seeking to sue *on behalf of* Renovaro as its

fiduciary. *See, e.g., Hornreich*, 535 F.2d at 551. And, at the risk of stating the obvious, Plaintiffs and their counsel were *well aware* of their ongoing litigation against Renovaro in those other forums when they filed this action given that Plaintiffs' counsel in this action is also counsel of record in both the LASC Action and the Delaware Action. (*See* RJN Exs. B, C.) Nonetheless, *in seeking an emergency restraining order via a day-one* ex parte *application to this Court, Plaintiffs tellingly made* <u>*no mention whatsoever*</u> *of the LASC Action or the Delaware Action, that they are adverse to Renovaro in those actions or that their attorney in this case is also their counsel in those actions* (*see generally* Plaintiffs' Complaint and Ex Parte Application, Dkt. #1, #2)—despite counsel's heightened duty of candor to the Court under such circumstances. *See* Cal. Rules Prof. Conduct Rule 3.3(d) ("In an *ex parte* proceeding where notice to the opposing party in the proceeding is not required or given and the opposing party is not present, a lawyer shall inform the tribunal of all material facts known to the lawyer that will enable the tribunal to make an informed decision, whether or not the facts are adverse to the position of the client."). Furthermore, separate and apart from Plaintiffs' duty of candor, the Local Rules of this Court require Plaintiffs to have filed a "Notice of Pendency of Other Actions or Proceedings" concurrently with their complaint—which they did not. L.R. 83-1.4 ("Whenever a civil action filed in or removed to this Court involves all or a material part of the subject matter of an action then pending before the United States Court of Appeals, Bankruptcy Appellate Panel, Bankruptcy Court or any other federal or state court or administrative agency, the attorney shall file a 'Notice of Pendency of Other Actions or Proceedings' with the original complaint or petition filed in this Court."). Plaintiffs' disregard of these ethical and procedural requirements only underscores Plaintiffs' bad faith, gamesmanship, and improper purpose in bringing this derivative action, which they are plainly disqualified from prosecuting. The Court should grant the motion on this basis, as well.

C. Plaintiffs Deliberately Filed This Action in an Improper Forum Where Both Venue and Jurisdiction Are Lacking

Yet another independent basis on which the Court should grant this motion is that Plaintiffs deliberately selected this forum in direct contravention of a contractual forum-selection clause conferring "*exclusive jurisdiction and venue*" over this matter in the courts of Delaware.[4]

Plaintiff Weird Science acquired its stock in Renovaro by way of a merger agreement dated January 12, 2018 by and between Weird Science, Renovaro, and other parties ("2018 Merger Agreement"). (*See* Declaration of Dr. Mark Dybul ("Dybul Decl.") Ex. A, 2018 Merger Agreement, § 2.1.1 (providing for "Common Stock Merger Consideration"), Exhibit 1 (reflecting distribution of Common Stock Merger Consideration to, *inter alia*, Weird Science).) Thereafter, Weird Science apparently distributed some of its shares in Renovaro to Wittekind (a manager and beneficial owner of Weird Science) from the same allotment of shares that Weird Science obtained via the 2018 Merger Agreement. (*See* Dybul Decl., ¶ 2.)

The 2018 Merger Agreement contains a forum-selection provision, entitled, "Submission to Jurisdiction" that exclusively vests jurisdiction and venue in the courts of Delaware. That provision is as follows:

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[4] Despite the lack of venue and jurisdiction over Plaintiffs' claims in this Court, the Court is nonetheless empowered to impose Rule 11 sanctions on Plaintiffs and their counsel. *See, e.g., Willy v. Coastal Corp.*, 503 U.S. 131, 139 (1992) ("The interest in having rules of procedure obeyed … does not disappear upon a subsequent determination that the court was without subject-matter jurisdiction … . [T]here is no constitutional infirmity under Article III in requiring those practicing before the courts to conduct themselves in compliance with the applicable procedural rules in the interim, and to allow the courts to impose Rule 11 sanctions in the event of their failure to do so."); *see also id.* at n.5 (noting "[o]ur conclusion that the District Court acted within the scope of the Federal Rules and that the sanction may constitutionally be applied even when subject-matter jurisdiction is eventually found lacking").

> **11.10 Submission to Jurisdiction.** Subject to the provisions of Section 9.3, for the purpose of any action arising out of or relating to this Agreement brought by any Party against another Party *arising out of or relating to this Agreement* or any of the Transactions (a) each of the Parties *irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware*, and any appellate courts therefrom, (b) irrevocably waives any objection that it may now or hereafter have to the venue of any such action, dispute or controversy in any such court or that such legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same, (c) agrees that it shall not bring any legal Proceeding relating to this Agreement or the Transactions in any court other than the aforesaid courts, and (d) each of the Parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is to receive notice in accordance with Section 11.1.

(2018 Merger Agreement, § 11.10 (emphasis added).)

It is axiomatic that any shareholder's derivative suit both "arises out of" and "relates to" the plaintiff's ownership of stock in the corporation named as the (nominal) defendant. Indeed, Rule 23.1 of the Federal Rules of Civil Procedure requires that any shareholder's derivative complaint "must ... allege that the plaintiff was a shareholder or member at the time of the transaction complained of, or that the plaintiff's share or membership later devolved on it by operation of law." Fed. R. Civ. P. 23.1(b)(1). Moreover, "forum-selection clauses covering disputes 'relating to' a particular agreement apply to any disputes that reference the agreement or have some 'logical or causal connection' to the agreement." *Sun v. Advanced China Healthcare, Inc.*, 901 F.3d 1081, 1086 (9th Cir. 2018) (holding that forum-selection provision in Share Purchase Agreements governed subsequent tort claims brought under securities laws).

As such, the "Submission to Jurisdiction" provision in the contract under

which Plaintiffs acquired their shares in Renovaro unquestionably applies to this civil action, wherein Plaintiffs are suing Renovaro (and other, related parties). As the Ninth Circuit explained in *Sun*:

> [A] forum-selection clause "should control except in unusual cases." *Atlantic Marine Const. Co., Inc. v. U.S. Dist. Ct.*, 571 U.S. 49, 64 (2013). This result is required, according to *Atlantic Marine*, because a forum-selection clause "represents the parties' agreement as to the most proper forum." *Id.* at 63 (quoting *Stewart Org., Inc. v. Ricoh Corp.*, 487 U.S. 22, 31 (1988)). It "may have figured centrally in the parties' negotiations and may have affected how they set monetary and other contractual terms; it may, in fact, have been a critical factor in their agreement to do business together in the first place." *Id.* at 66. Therefore, the "enforcement of valid forum-selection clauses, bargained for by the parties, protects their legitimate expectations and furthers vital interests of the justice system." *Id.* at 63 (quoting *Stewart Organization, Inc. v. Ricoh Corp.*, 487 U.S. 22, 33 (1988) (Kennedy, J., concurring)).

Sun, 901 F.3d at 1088 (parallel citations omitted).

Accordingly, "*exclusive* jurisdiction and venue" over this action lies in only three possible courts: "[1] the Court of Chancery of the State of Delaware or, if (and only if) the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, [2] the Superior Court of the State of Delaware (Complex Commercial Division) or, if (and only if) the Superior Court of the State of Delaware (Complex Commercial Division) declines to accept jurisdiction over a particular matter, [3] any federal court sitting in the State of Delaware." (2018 Merger Agreement § 11.10.) Notably absent from this list is the U.S. District Court for the Central District of California.

Thus, neither jurisdiction nor venue lies in this Court for Plaintiffs' claims. Moreover, as detailed above, Plaintiffs are *well aware* that Delaware is the only proper forum for any such dispute—having already sued Renovaro and many of the other defendants in Delaware Court of Chancery on many of the same allegations and theories, which action is currently pending. Under similar circumstances, the

Seventh Circuit affirmed an award of Rule 11 sanctions against a plaintiff and its counsel for deliberately filing suit in a forum where venue did not lie. *See Methode Electronics, Inc. v. Adam Technologies, Inc.*, 371 F.3d 923 (2004).

In *Methode Electronics*, "[t]he parties [had] been involved in a number of disputes in Delaware state courts and one in the United States District Court for the District of New Jersey." *Id.* at 924. "The latter resulted in a settlement and an exclusive licensing agreement." *Id.* "When [plaintiff] sought a finding that the licensing agreement was breached, it chose not to return to court in New Jersey, but rather it came to the Northern District of Illinois seeking a temporary restraining order." *Id.* The District Court "was concerned with the venue allegations because 'if [the court] lacked venue, [it] would in no event grant a temporary restraining order.'" *Id.* at 925. The District Court ultimately determined that the plaintiff's attempt to secure venue in the Northern District of Illinois was based on a factual allegation that "not only lacked evidentiary support but was intentionally false and that [the plaintiff's] conduct in advancing it was 'intentionally deceptive.'" *Id.* The District Court thus imposed Rule 11 sanctions on the plaintiff and its counsel, and the Seventh Circuit affirmed. *See id.* at 928; *cf. Hendrix v. Naphtal*, 971 F.2d 398, 400 (9th Cir. 1992) (affirming award of Rule 11 sanctions against plaintiff's counsel for filing suit on alleged diversity-of-citizenship grounds where plaintiff's counsel "did not conduct a reasonable investigation of the client's domicile"); *cf. United Republic Ins. Co. in Receivership v. Chase Manhattan Bank*, 315 F.3d 168, 171 (2nd Cir. 2003) (stating, upon remand to District Court: "If diversity jurisdiction is determined to be lacking as to some or all parties, we invite the district court to consider the factual and legal materials available to appellant at the relevant times and determine whether the imposition of sanctions under Rule 11 is appropriate.").

In sum, Plaintiffs' improper and deliberate filing of this action in the Central District of California, where venue and jurisdiction are lacking—coupled with an *ex*

parte application seeking to enjoin a duly noticed shareholders meeting occurring in a different state where overlapping claims are already pending, no less—presents yet another independent ground upon which the Court should grant this motion.

D. The Foregoing Examples are Not Exhaustive of Plaintiffs' Bad Faith

Each of the three (3) foregoing bright-line legal defects in Plaintiffs' claims, alone, warrants the imposition of sanctions. It bears noting, however, that those examples are not exhaustive of the various indicia of Plaintiffs' bad faith here.

As the Board Defendants detailed in their opposition to Plaintiffs' *ex parte* application, Plaintiffs filed this action and sought *ex parte* relief on virtually zero notice (despite, by their own admission, having planned this stunt for over month), mostly on the basis of "information and belief" allegations, without furnishing the Court with virtually any admissible evidence. Moreover, as demonstrated in connection with the *ex parte* application, the alleged shortcomings that Plaintiffs identified in Renovaro's proxy statements and other corporate filings—even taken at face-value—do not rise to the level of material nondisclosures.

Further, even if *arguendo* this action were appropriately brought in the Central District of California, by proper derivative plaintiffs, consistent with the requirements of Delaware law regarding pre-suit demand, on the basis of legitimate factual allegations (*none* of which is true), the pending litigation in the Delaware Court of Chancery—that Plaintiffs, themselves, filed six months ago, on many of the same allegations and theories—commands that this Court abstain from exercising jurisdiction over this action under the *Colorado River* doctrine. *See Colorado River Water Conservation Dist. v. United States*, 424 U.S. 800, 818 (1976).

Colorado River does not require that the pending state and federal actions be exactly the same; it is enough if they are "substantially similar." *Nakash v. Marciano*, 882 F.2d 1411, 1416 (9th Cir. 1989). Where, as here, parallel state and federal

actions include related claims that all arise from the same set of facts, courts have held that the cases are "substantially similar." *See Nakash*, 882 F.2d at 1416. As detailed above: the Delaware Action is "substantially similar" to the instant case; the Delaware Court of Chancery acquired jurisdiction *long before* this case was filed, and that case is underway; the alleged breaches of fiduciary duty and related claims that Plaintiffs are asserting against defendants in this action (*i.e.*, their fourth, fifth, sixth and seventh causes of action) are governed by state law (the law of Delaware); allowing this action to proceed will undoubtedly result in "piecemeal litigation"; there is no question that the Delaware Court of Chancery can resolve many, if not all, of the issues at hand and "adequately protect the rights of the federal litigants"; and, finally, Plaintiffs' filing of suit in this Court smacks of "forum shopping." Under these circumstances, this Court should not allow this case to proceed, even *apart* from the issues identified in the preceding sections. *See R.R. Street & Co., Inc. v. Transport Ins. Co.*, 656 F.3d 966, 978-79 (9th Cir. 2011).

Moreover, Plaintiffs have had the benefit of briefing on this issue (and the other issues) since the Board Defendants filed their opposition to Plaintiffs' *ex parte* application on January 24, 2024. Indeed, the Court itself (while refraining from making specific findings) observed that it was "unconvinced that Plaintiffs can fairly represent the interests of Renovaro shareholders whilst in active litigation against Renovaro elsewhere, that the case should continue in federal court under the Colorado River doctrine, that Plaintiffs did not waive their right to assert a demand futility theory by making a pre-suit demand upon the Board three days before filing suit, or that this forum is appropriate given the forum selection clause in Plaintiff Weird Science's 2018 Merger Agreement through which it obtained its Renovaro stock." (Dkt. # 12.)

Undeterred, Plaintiffs have refused to dismiss this substantively and procedurally baseless action, despite the admonitions in the Board Defendants'

Opposition to Plaintiffs' *ex parte* application, the Court's order on the *ex parte* application; the parties' meet-and-confer communications prior to the service of these motion papers, and the benefit of having these very motion papers for no less than 21 days before they were filed.

V. CONCLUSION

For each of the foregoing reasons, the Court should grant this motion and impose sanctions on Plaintiffs and their counsel. Specifically, the Court should strike Plaintiffs' complaint and dismiss this action, and order Plaintiffs and their counsel to pay Defendants' their reasonable attorneys' fees and costs incurred in responding to Plaintiffs *ex parte* application and in bringing this motion, in an amount by proof.[5]

Dated: March 7, 2024 VEDDER PRICE (CA), LLP

By: */s/ Michael J. Quinn*
Michael J. Quinn
Marie E. Christiansen

Attorneys for Board Defendants

[5] Upon such ruling by the Court, Defendants will submit competent evidence demonstrating the nature and amount of such fees (some of which have not yet been incurred, but likely will be, e.g., reviewing and replying to any opposition and attending the hearing on this motion).

CERTIFICATE OF COMPLIANCE

The undersigned, counsel of record for Rene Sindlev, Mark Dybul, Gregg Alton, Carol Brosgart, Henrik Grønfeldt-Sørensen, James Sapirstein, and Jayne McNicol, certifies that this brief contains 6,837 words, which complies with the word limit of L.R. 11-6.1.

Dated: March 7, 2024

VEDDER PRICE (CA), LLP

By: */s/ Michael J. Quinn*
Michael J. Quinn
Marie E. Christiansen

Attorneys for Board Defendants

CERTIFICATE OF SERVICE

I hereby certify that on March 7, 2024, I caused to be electronically filed a true and correct copy of the foregoing with the Clerk of Court using the CM/ECF system and that all counsel of record will be served via the Notice of Electronic Filing generated by CM/ECF.

__/s/ Michael J. Quinn__
Michael J. Quinn